Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Greenland Technologies Holding Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-237321 and File No. 333-256509) and the Registration Statement on Form S-1 (File No. 333-267104) of our report dated March 31, 2023, relating to the audit of the consolidated balance sheets of Greenland Technologies Holding Corporation and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements), which appears in this Form 10-K filed by the Company with the U.S. Securities Exchange Commission on March 31, 2023.

WWC, P.C.
San Mateo, California	Certified Public Accountants
March 31, 2023	PCAOB ID: 1171